EXHIBIT 10.9

CALIFORNIA UNITED BANK

2012 SALARY CONTINUATION AGREEMENT

[Form of Agreement-see Schedule attached]

Effective October 1, 2012

California United Bank (the “Bank”), by resolution of its Board of Directors (“Board”) dated September 7, 2012, has adopted this California United Bank 2012 Salary Continuation Agreement (the “Plan”), effective as of October 1, 2012 (“Effective Date”), for the benefit of a select group of executives. This Plan shall be unfunded for tax purposes and for purposes and Title 1 of ERISA.

THIS AGREEMENT is made by and between the Bank, a state bank with its principal office located in Encino, California, or any other successor, transferee, or assignees, and                      (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive. The Bank will pay the benefits from its general assets.

AGREEMENT

The Executive and the Bank agree as follows:

Article 1

Definitions

Unless otherwise defined in the Plan, terms used in the Plan with the first letter capitalized shall have the meaning specified below.

1.1 “Accrual Balance” means the liability amount due under this Agreement and set forth on the financial statements of the Bank, determined in accordance with generally accepted accounting principles.

1.2 “Base Salary” means the Executive’s base annual compensation, excluding benefits, fringe benefits, bonuses and other non-recurring compensation.

1.3 “Beneficiary” means each person designated pursuant to Article 4, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.4 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator, attached to this Agreement as Exhibit A, that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5 “Cause” under Article 1.5 of this Plan shall mean any of the following; provided, however, the termination of the employee’s employment shall not be deemed to be for Cause unless prior to any termination for Cause such employee is provided a written finding in the good faith opinion of the Chief Executive Officer (“CEO”) of the conduct constituting Cause in this Section 1.5 after such employee has been provided a reasonable opportunity to respond to any written charges (together with counsel) specifying the particulars thereof, and taking into account the employee’s response (including any response from employee’s counsel) to such charges, if any; provided, further, in the case of the CEO, termination for Cause shall require an affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose after reasonable written notice has been provided to the CEO specifying the particulars of the charges and the CEO is given an opportunity, together with counsel, to respond to such charges before the Board makes any such finding that the CEO is guilty of the conduct described in this Section 1.5:

1.5.1 Fraud, misappropriation of corporate property or funds, or embezzlement;

1.5.2 Malfeasance in office, misfeasance in office which is willful or grossly negligent, or nonfeasance in office which is willful or grossly negligent;

1.5.3 Failure to comply with the Bank’s Code of Conduct;

1.5.4 Illegal conduct, gross misconduct or dishonesty, in each case which is willful and results (or is reasonably likely to result) in substantial damage to the Bank;

1.5.5 Willful and continued failure by the employee to perform substantially his/her duties with the Bank (other than any such failure resulting from his/her incapacity due to physical or mental illness) after receiving written demand for substantial performance from his/her immediate supervisor and after having a reasonable period to correct the same. The written demand will specifically identify the manner in which such immediate supervisor believes the employee has not substantially performed his/her duties; or

1.5.6 Willful and continued engaging by the employee in conduct which is demonstrably and materially injurious to the Bank and/or its subsidiaries, monetarily or otherwise; provided that no act, or failure to act, on the employee’s part shall be considered “willful” unless done, or omitted to be done, by the employee in bad faith and without reasonable belief that his/her action or omission was in, or not opposed to, the best interests of the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Bank’s CEO or other duly authorized senior officer of the Bank or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by the employee in good faith and in the best interest of the Bank and its subsidiaries.

1.6 “Change of Control” shall mean any of the following:

1.6.1 Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Bank, any trustee or other fiduciary holding securities under an employee benefit plan of the Bank, or any company owned, directly or indirectly, by the stockholders of the Bank in substantially the same proportions as their ownership of stock of the Bank) becomes, after the Effective Date, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank (not including in the securities beneficially owned by such person any securities acquired directly from the Bank or its affiliates) representing 50% or more of the combined voting power of the Bank’s then outstanding securities, other than (A) the Bank or any successor to the Bank by means of a transaction that is not a Change of Control pursuant to subsection 1.6.3 of this Section 1.6, or (B) a group of two or more persons not acting in concert for the purpose of acquiring, holding or disposing of such stock. The acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the capital stock of the Bank entitled to vote in the election of directors is not a Change of Control.

1.6.2 During any period of 12 months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Bank’s shareholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

1.6.3 The merger or consolidation of the Bank with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Bank, more than 50% of the combined voting power of the voting securities of the Bank or such surviving entity outstanding immediately after such merger or consolidation, (B) a merger or consolidation effected to implement a recapitalization of the Bank (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Bank’s then outstanding securities or (C) a merger or consolidation of the Bank with one or more other persons that are related to the Bank immediately prior to the merger or consolidation. For purposes of this provision, persons are “related” if one of them owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of the other or a third person owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of each of them.

1.6.4 The sale or disposition by the Bank of all or substantially all of the Bank’s assets to one or more persons that are not related, as defined in subsection 1.6.3 of this Section 1.6, to the Bank immediately prior to the sale or transfer.

1.7 “Change in Control Benefit” means the benefit described in Section 2.4.

1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with regulations thereunder.

1.9 “Death Benefit” means the benefit described in Article 3.

1.10 “Disability” means (i) the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Participant’s employer.

1.11 “Disability Benefit” means the benefit described in Section 2.3.

1.12 “Discount Rate” means 4.75%, subject to change based upon regulatory requirements.

1.13 “Normal Retirement Age” means age sixty-five (65).

1.14 “Normal Retirement Benefit” means the benefit described in Section 2.1.

1.15 “Permitted Transfers” means that a shareholder or the Bank may make the following transfers of capital stock of the Bank and such transfers of capital stock shall be deemed not to be a Change of Control:

(a) to any trust, company, or partnership created solely for the benefit of such shareholder or any spouse of or any lineal descendent of such shareholder;

(b) to any individual or entity by bona fide gift;

(c) to any spouse or former spouse of such shareholder pursuant to the terms of a decree of divorce;

(d) to any officer or employee of the Bank pursuant to any incentive stock plan established by the Bank;

(e) to any family member of such shareholder;

(f) after receipt of any necessary regulatory approvals, to any company or partnership, including but not limited to, a family limited partnership, a majority of the stock or interests of which company or partnership is owned by such shareholder; or

(g) to any trust established by the Bank and intended to qualify under section 401(a) of the Code.

1.16 “Plan Administrator” means the plan administrator described in Article 8.

1.17 “Plan Year” means each twelve (12) month period commencing on January 1st and ending on December 31st. Notwithstanding the preceding, the initial Plan Year shall begin on the Effective Date and shall end December 31, 2012.

1.18 “Termination of Employment” means that the Executive has incurred a separation of service (within the meaning of Code section 409A and the guidance and regulations issued thereunder).

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. Upon the Executive’s attainment of Normal Retirement Age, and whether or not the Executive has incurred a Termination of Employment, the Executive shall be entitled to the benefit described in this Section 2.1.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is              Dollars ($        ).

2.1.2 Payment of Benefit. The Bank shall pay the annual benefit described in Section 2.1.1 for a period of fifteen (15) years, payable in monthly (one-twelfth (1/12th) of the annual benefit) installments beginning on the last day of the month following the month in which the Executive attained Normal Retirement Age. The monthly installment payments under this Section 2.1.2 shall total one hundred and eighty (180) substantially equal payments over a period of one hundred and eighty (180) months. For purposes of Code section 409A, each installment under this Section 2.1.2 shall be considered a separate single payment.

2.2 Termination of Employment Before Normal Retirement Age. If a Termination of Employment occurs before Executive’s Normal Retirement Age for reasons other than death and such termination does not occur within twenty four (24) months following a Change of Control, the Executive shall be entitled to the benefit described in this Section 2.2.

2.2.1 Amount of Benefit. The amount of the benefit under this Section 2.2.1 is one hundred percent (100%) of the Accrual Balance, determined as of the Executive’s Termination of Employment.

2.3 Change of Control Benefit. If a Termination of Employment occurs within twenty-four (24) months following a Change of Control, the Executive, subject to the provisions of Section 5.3 and 5.5, shall be entitled to the benefit described below, which is elected at the execution of this Agreement:

☐	Normal Retirement Benefit, described in Section 2.1, or

☐	Termination of Employment Before Normal Retirement Age benefit, described in Section 2.2.

(Participant MUST elect one of the above benefits at the inception of Agreement)

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive dies while employed by the Bank and prior to receiving any payments under this Agreement, the Executive’s Beneficiary shall be entitled to the benefit described in this Section 3.1.

3.1.1 Amount of Benefit. The benefit under Section 3.1 is the greater of (a) the Accrual Balance, determined as of the date of the Executive’s death, or (b) the Net Death Benefit the Bank receives on life insurance policy(ies) owned on the Executive upon the Executive’s death, which policy(ies) are listed on the attached Addendum A to this Agreement. For purposes of this Agreement, “Net Death Benefit” means total death proceeds of the life insurance policy(ies), less the cash surrender value of the policy(ies), on the date of the Executive’s death.

3.1.2 Payment of Benefit. The Bank shall pay the benefit described in Section 3.1.1 to the Executive in a single lump-sum payment within sixty (60) days following the date of the Executive’s death and shall be considered income in respect of a decedent, as outlined in IRC Section 691 of the Code.

3.2 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement, or after the Executive is entitled to begin receiving benefits, but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive’s Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived. These benefit amounts shall be considered income in respect of a decedent, as outlined in IRC Section 691 of the Code.

3.3 Death after Benefit Period while not in active service. If the Executive dies after having received all Benefits pursuant to this Plan and the Executive is no longer in active service to the Bank, Executive shall have no right to any portion of the life insurance proceeds payable on any life insurance policy listed on the attached Addendum A to this Agreement.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a Beneficiary by filing with the Bank a written designation of Beneficiary on a form substantially similar to the form attached as Exhibit A. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive’s lifetime. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive, or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid Beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and if none, to the Executive’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive’s estate.

4.2 Facility of Payment. If a benefit under this Agreement is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 5

General Limitations

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if Executive’s Termination of Employment by the Bank is termination for Cause, as defined in Section 1.5 of this Agreement.

5.2 Suicide. No benefits shall be payable if the Executive commits suicide within two (2) years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Bank.

5.3 Golden Parachute Payment. In the event the benefits provided for under this Plan or otherwise payable to Participant (i) constitute “parachute payments” within the meaning of Code Section 280G and (ii) but for this Section 5.3, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then Participant’s benefit under the Plan shall be delivered as to such lesser extent which would result in no portion of such payments being subject to the Excise

Tax. Unless the Bank and Participant otherwise agree in writing, any determination required under this Section 5.3 shall be made in writing in good faith by the accounting firm serving as the Bank’s independent accountants immediately prior to the Change in Control (the “Accountants”), in good faith consultation with Participant. For purposes of making the calculations required by this Section 5.3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Bank and Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.3. The Bank shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.3.

5.4 Changes to Time and/or Form of Payment. Notwithstanding anything in this Agreement to the contrary, any changes to the timing and or form of payment of benefits under this Agreement are subject to and must comply with the requirements of Code section 409A and the regulations and guidance issued thereunder.

5.5 Non-Compete Agreement. Notwithstanding anything in this Agreement to the contrary, Executive shall enter into a non-compete agreement with the Company as a condition to the payment of the benefits payable under Section 2.3. The term of years under such non-compete of agreement shall be determined by dividing (x) one hundred percent (100%) of the Accrual Balance on the date Executive attains Normal Retirement Age by (y) the highest annual compensation paid to Executive in the five (5) years immediately preceding the year in which Executive attains Normal Retirement Age. The geography of such non-compete agreement shall not exceed the greater Los Angeles area.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. An Executive or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2 Timing of Bank Response. The Bank shall respond to such claimant within ninety (90) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) the specific reasons for the denial,

(b) a reference to the specific provisions of the Agreement on which the denial is based,

(c) a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d) an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and,

(e) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

6.2.1 Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on the review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) the specific reasons for the denial,

(b) a reference to the specific provisions of the Agreement on which the denial is based,

(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and,

(d) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

7.1 Amendment With Consent. This Agreement may be amended by written agreement between the Bank and the Executive; provided, however, that no such amendment shall reduce a benefit to which the Executive is entitled, nor shall any amendment delay or accelerate the payment of a benefit provided under this Agreement except in accordance with requirements under Code section 409A and the regulations and guidance issued thereunder.

7.2 Suspension of Agreement. The Bank may, in its sole discretion and prior to commencement of benefits under this Agreement, suspend this Agreement and cease all future accruals thereunder as of the date the Agreement is suspended. In such event, and unless and until the Agreement is later reinstated, upon the Executive’s subsequent Termination of Employment for any reason other than in connection with a Change in Control or death, the Executive shall be entitled to the vested portion of the Accrual Balance, determined in accordance with Section 2.2.2 as of the date the Agreement is suspended under this Section 7.2, with such payment to be made in a single lump-sum payment within sixty (60) days following Termination of Employment. If the Executive’s subsequent Termination of Employment is in connection with a Change in Control, subject to Sections 5.3, the Executive shall be entitled to one hundred percent (100%) of the Accrual Balance, determined as of the date the Agreement is suspended under this Section 7.2, with such payment to be made in a single lump-sum payment within sixty (60) days following Termination of Employment. If the Executive’s subsequent Termination of Employment is due to death, the Executive’s Beneficiary shall be entitled to the benefit described in Article III of this Agreement. If the Agreement is reinstated, the terms of this Agreement otherwise in effect prior to suspension under this Section 7.2 shall control.

7.3 Termination of Agreement. The Bank may terminate this Agreement in its entirety at any time by written notice to the Executive, provided that such termination and the payment of any benefit upon such termination complies with the requirements of Code section 409A and the regulations and guidance issued thereunder. Upon termination of the Agreement, benefits will be paid at the times otherwise provided for in this Agreement, and generally shall not be accelerated, provided that the Bank may accelerate the payment of any benefit under this Agreement specifically in connection with the termination of the Agreement, provided further that the Bank complies with the requirements of Treasury Regulation sections 1.409A-3(j)(4)(ix)(A), (B) and (C), permitting acceleration of the time of payment in connection with plan terminations.

Article 8

Miscellaneous

8.1. Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators, and permitted transferees.

8.2. No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3. Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner, except in accordance with Article 4 with respect to designation of Beneficiaries.

8.4. Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5. Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

8.6. Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance by the Executive or attachment or garnishment by the Executive’s creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

8.7. Severability. Without limitation of any other section contained herein, in case any one or more provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement. In the event any one or more of the provisions found in the Agreement shall be held to be invalid, illegal or unenforceable by any governmental regulatory agency or court of competent jurisdiction, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part of this Agreement and such provision shall be deemed substituted by such other provisions as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

8.8. Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9. Plan Administrator. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) interpreting the provisions of the Agreement;

(b) establishing and revising the method of accounting for the Agreement;

(c) maintaining a record of benefit payments; and

(d) establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.10. Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and Plan Administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.11. Full Obligation. Notwithstanding any provision to the contrary, when the Bank has paid either any of the lifetime benefits or death benefits as appropriate under any section of the Agreement, the Bank has completed its obligation to the Executive.

8.12. Code Section 409A. Should any provision of this Agreement cause immediate taxation and penalty to the Executive or the Bank as written in this Agreement, that provision shall be interpreted to comply with Code section 409A while maintaining its original intent as much as possible.

*******

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement as of the date indicated below.

CALIFORNIA UNITED BANK:

By:

Its:

Date:

EXECUTIVE:

Date:

Exhibit A

Beneficiary Designation Form

I,                     , designate the following as Beneficiary of any death benefits payable under the Salary Continuation Agreement by and between California United Bank and                     :

Primary:
	Name	Address	Relationship

Contingent:
	Name	Address	Relationship

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these Beneficiary designations by delivering a new written designation to the Plan Administrator. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name: David I. Rainer

Signature:	Date:

SPOUSAL CONSENT

I consent to the Beneficiary designations above, and acknowledge that if I am named Beneficiary and our marriage is subsequently dissolved, the designation naming me beneficiary will be automatically revoked.

Spouse Name:

Signature:	Date:

Received by the Plan Administrator this     day of             , 20    .

By:

Title:

Executive Salary Continuation Agreements – Schedule of Executive Officer Benefits

David Rainer (Chief Executive Officer) – Annual Benefit - $289,923 (15 years)

K. Brian Horton (President) – Annual Benefit - $204,558 (15 years)

Anne Williams (Executive Vice President, Chief Operating Officer and Chief Credit Officer) – Annual Benefit - $154,890 (15 years)

Karen Schoenbaum (Executive Vice President and Chief Financial Officer) – Annual Benefit - $130,347 (15 years)

Anita Wolman (Executive Vice President, Chief Administrative Officer and General Counsel) – Annual Benefit - $101,827 (8 years plus two additional years for each full year of service after attaining Normal Retirement Age [65] with maximum of 15 years)